Exhibit 99.1

Ferguson Reports Third Quarter Results
Return to Volume Growth Driven by Continued Execution
Third quarter highlights
-     Sales grew 2.4% driven by volume improvement despite continued deflation of approximately 2%.
-     Operating margin of 8.6% (9.2% on an adjusted basis).
-    Diluted earnings per share of $2.18 ($2.32 on an adjusted basis) grew by 33.7% over the prior year (up 5.5% on an adjusted basis).
-    Operating cash flow of $1,507 million on a fiscal year to date basis.
-    Declared quarterly dividend of $0.79, reflecting a 5% increase over the prior year.
-    Completed three acquisitions during the quarter and two subsequent to the quarter. We have now made eight acquisitions on a fiscal year to date basis with aggregate annualized revenues of approximately $350 million.
-    Share repurchases of $171 million during the quarter.
-    Share repurchase program increased by an additional $1.0 billion.
-    Balance sheet remains strong with net debt to adjusted EBITDA of 1.0x.
June 4, 2024, WOKINGHAM, England--
FY2024 Guidance

	Prior 2024 Guidance	Updated 2024 Guidance
Net sales*	Broadly flat	Broadly flat
Adjusted operating margin**	9.2% - 9.8%	9.2% - 9.6%
Interest expense	$190 - $210 million	$175 - $185 million
Adjusted effective tax rate**	Approximately 25%	Approximately 25%
Capital expenditures	$400 - $450 million	$350 - $400 million
* Net sales guidance assumes mid-single digit market decline with continued Company market outperformance, contribution from completed acquisitions and one additional sales day. Overall impact of price deflation now expected to be approximately 2% for the fiscal year (previously ‘broadly neutral’).
** The Company does not reconcile forward-looking non-GAAP measures. See “Non-GAAP Reconciliations and Supplementary information”.

Kevin Murphy, Ferguson CEO, commented, “Our associates have remained focused on execution as we returned to revenue growth in the quarter. The year is progressing largely as expected and our volume growth supports our view of continued improvement through the remainder of the fiscal year. Our strong year-to-date cash flow and balance sheet position allow for continued investment in organic growth, sustainable dividend growth, consolidation of our fragmented markets through acquisitions and the continuation of our share repurchase program.
“Our fiscal 2024 financial guidance reflects continued volume growth and resilient gross margin despite the impact of continuing mild deflation expected for the remainder of the fiscal year. We remain well positioned to leverage multi-year tailwinds in both residential and non-residential end markets as we support the complex project needs of our specialist pro customers.”

	Three months ended April 30,
US$ (In millions, except per share amounts)	2024		2023		Change
	Reported	Adjusted(1)	Reported	Adjusted(1)	Reported	Adjusted
Net sales	7,308	7,308	7,140	7,140	+2.4%	+2.4%
Gross margin	30.5%	30.5%	30.0%	30.0%	+50 bps	+50 bps
Operating profit	625	674	497	657	+25.8%	+2.6%
Operating margin	8.6%	9.2%	7.0%	9.2%	+160 bps	Flat
Earnings per share - diluted	2.18	2.32	1.63	2.20	+33.7%	+5.5%
Adjusted EBITDA		722		705		+2.4%
Net debt(1) : Adjusted EBITDA		1.0x		1.1x

	Nine months ended April 30,
US$ (In millions, except per share amounts)	2024		2023		Change
	Reported	Adjusted(1)	Reported	Adjusted(1)	Reported	Adjusted
Net sales	21,689	21,689	21,896	21,896	(0.9)%	(0.9)%
Gross margin	30.4%	30.4%	30.2%	30.2%	+20 bps	+20 bps
Operating profit	1,841	1,967	1,877	2,103	(1.9)%	(6.5)%
Operating margin	8.5%	9.1%	8.6%	9.6%	(10) bps	(50) bps
Earnings per share - diluted	6.30	6.72	6.28	7.07	+0.3%	(5.0)%
Adjusted EBITDA		2,109		2,247		(6.1)%
Net debt(1) : Adjusted EBITDA		1.0x		1.1x
(1) The Company uses certain non-GAAP measures, which are not defined or specified under U.S. GAAP. See the section titled “Non-GAAP
Reconciliations and Supplementary Information”.
Summary of financial results
Third quarter
Net sales of $7.3 billion were 2.4% ahead of last year. Organic revenue declined 0.9% which was offset by acquisition contributions of 1.7% and one additional sales day that contributed 1.6% to growth. Weakness in certain commodity related categories persisted, driving modest overall price deflation of approximately 2%. Consequently, volumes on an organic basis were up approximately 1%.
Gross margin of 30.5% was 50 basis points higher than last year driven by strong pricing execution from our associates. Operating expenses were appropriately managed against volume growth as we continued to focus on productivity initiatives and investment in core capabilities for future growth.
Reported operating profit was $625 million (8.6% operating margin), 25.8% ahead of last year. Adjusted operating profit of $674 million (9.2% adjusted operating margin) was 2.6% ahead of last year.
Reported diluted earnings per share was $2.18 (Q3 2023: $1.63), an increase of 33.7% compared to last year, and adjusted diluted earnings per share of $2.32 increased 5.5% due to the increase in adjusted operating profit and impact of share repurchases.

USA - third quarter
Net sales in the US business increased by 2.2%, with an organic revenue decline of 0.9% offset by a 1.5% contribution from acquisitions and 1.6% from one additional sales day.
Residential end markets, which comprise just over half of US revenue, remained muted but showed a slight sequential improvement from the second quarter. Overall, residential revenue grew by approximately 1% in the third quarter.
Non-residential end markets, representing just under half of US revenue, showed relative resilience with non-residential revenue growth of approximately 4% in the third quarter. Sales in commercial and civil/infrastructure end markets were solid, while industrial sales were slightly down against strong comparables. We continued to see good levels of bidding activity on large capital projects.
Adjusted operating profit of $685 million was 3.2% or $21 million ahead of last year.
We completed two acquisitions during the quarter, AVCO Supply, a leading distributor of boilers and water heaters in residential and commercial end markets in Philadelphia, and Safe Step Tubs of Minnesota, an independent dealer licensed to sell and install Safe Step products in the Midwest. Subsequent to the quarter end we acquired Southwest Geo-Solutions, a distributor of erosion control, containment, geotextile and geogrid products which expands our Waterworks footprint in the central and southwest regions. Additionally, we acquired GAR Engineering, a fire protection engineering service and design firm based out of North Carolina.
Canada - third quarter
Net sales grew by 6.7%, with an organic revenue decline of 0.6% offset by a 5.1% contribution from acquisitions and 2.2% from the combined impact of one additional sales day and the impact of foreign exchange rates. Markets have been similar to that of the United States and we have seen signs of stabilization. Adjusted operating profit of $6 million declined by $1 million compared to last year.
During the quarter we acquired Yorkwest Plumbing Supply Inc., a leading distributor of plumbing, municipal, hydronics, institutional, HVAC and industrial products in the greater Toronto area.
Segment overview

	Three months ended April 30,			Nine months ended April 30,
US$ (In millions)	2024	2023	Change	2024	2023	Change
Net sales:
USA	6,974	6,827	2.2%	20,667	20,863	(0.9)%
Canada	334	313	6.7%	1,022	1,033	(1.1)%
Total net sales	7,308	7,140	2.4%	21,689	21,896	(0.9)%

Adjusted operating profit:
USA	685	664	3.2%	1,976	2,088	(5.4)%
Canada	6	7	(14.3)%	38	54	(29.6)%
Central and other costs	(17)	(14)		(47)	(39)
Total adjusted operating profit	674	657	2.6%	1,967	2,103	(6.5)%

Financial position
Net debt to adjusted EBITDA at April 30, 2024 was 1.0x and during the quarter we completed share repurchases of $171 million. Taking into account the Company’s strong financial position, we have extended the share repurchase program by an additional $1.0 billion, resulting in a remaining outstanding balance of approximately $1.1 billion.
We declared a quarterly dividend of $0.79, reflecting a 5% increase over the prior year. The dividend will be paid on July 31, 2024 to shareholders on the register as of June 14, 2024.
There have been no other significant changes to the financial position of the Company.
Domiciling our ultimate parent company in the United States
On May 30, 2024, we held a special meeting of shareholders in order that shareholders could vote on whether to proceed with establishing a new corporate structure to domicile Ferguson’s ultimate parent company in the United States, and on related governance matters. Of the shares voted, over 99% were in support of the transaction and the Company expects the change to be effective on or about August 1, 2024, subject to the satisfaction of the conditions to the completion of the transaction.
FEI Board changes
Effective June 3, 2024, the Board of Directors of Ferguson Enterprises Inc. (“FEI”) appointed Rekha Agrawal and Richard Beckwitt as two new non-employee directors to the Board of that company, which will become the new ultimate parent company of Ferguson plc on or about August 1, 2024.
Ms. Agrawal has extensive operational industry experience and has served as Operating Partner at Morgan Stanley Infrastructure Partners Inc. since February 2021. Prior to this, she served as Vice President and General Manager of Fire Suppression Products at Johnson Controls International plc. between 2017 and 2021, and as Vice President and General Manager of the Water and Mechanical Segment at Tyco Fire Protection Products from 2015 to 2017. Ms. Agrawal has served on the board of directors of Chicago Parking Meters since April 2021, of SpecialtyCare since January 2022, and of Crowley Wind Services Holdings since March 2024.
Mr. Beckwitt is a highly talented and seasoned executive with decades of experience leading, operating, and managing the two largest homebuilding companies in the United States. Mr. Beckwitt retired as the Co-Chief Executive Officer and Co-President of Lennar Corporation (NYSE: LEN) in September 2023, positions he held since November 2020. He joined Lennar in March 2006 as an Executive Vice President, became President in April 2011 and was promoted to Chief Executive Officer in April 2018. He also served on the Lennar board of directors from April 2018 until September 2023. Mr. Beckwitt served on the board of directors of D.R. Horton, Inc. (NYSE: DHI) from 1993 to November 2003. From 1993 to March 2000, he held various executive officer positions at D.R. Horton, including President of the company. From March 2000 to April 2003, Mr. Beckwitt was the owner and principal of EVP Capital, L.P., the General Partner of D.R. Horton’s Encore Venture Partners, a venture capital company. From 1986 to 1993, Mr. Beckwitt worked in the Mergers and Acquisitions and Corporate Finance Departments at Lehman Brothers. Mr. Beckwitt has served on the board of directors of Eagle Materials Inc. (NYSE: EXP) since September 2014 and served on the board of directors of Five Point Holdings, LLC from May 2016 to June 2020.

For further information please contact

Investor relations
Brian Lantz, Vice President IR and Communications	Mobile:	+1 224 285 2410
Pete Kennedy, Director of Investor Relations	Mobile:	+1 757 603 0111

Media inquiries
Christine Dwyer, Senior Director of Communications and PR	Mobile:	+1 757 469 5813
Investor conference call and webcast
A call with Kevin Murphy, CEO and Bill Brundage, CFO will commence at 8:30 a.m. ET (1:30 p.m. BST) today. The call will be recorded and available on our website after the event at corporate.ferguson.com.
Dial in number US: +1 646 787 9445
UK: +44 (0) 20 3936 2999
Ask for the Ferguson call quoting 648720. To access the call via your laptop, tablet or mobile device please go to corporate.ferguson.com. If you have technical difficulties, please click the “Listen by Phone” button on the webcast player and dial the number provided.
About us
Ferguson plc (NYSE: FERG; LSE: FERG) is a leading value-added distributor in North America providing expertise, solutions and products from infrastructure, plumbing and appliances to HVAC, fire, fabrication and more. We exist to make our customers’ complex projects simple, successful and sustainable. Ferguson is headquartered in the U.K., with its operations and associates solely focused on North America and managed from Newport News, Virginia. For more information, please visit corporate.ferguson.com or follow us on LinkedIn linkedin.com/company/ferguson-enterprises.
Analyst resources
For further information on quarterly financial breakdowns, visit corporate.ferguson.com on the Investors menu under Analyst Consensus and Resources.
Provisional financial calendar

Q4 Results for period ending July 31, 2024	September 17, 2024 with call from 8:30 a.m. ET
Timetable for the quarterly dividend
The timetable for payment of the quarterly dividend of $0.79 per share is as follows:
Ex-dividend date:    June 14, 2024
Record date:        June 14, 2024
Payment date:        July 31, 2024
The quarterly dividend is declared in U.S. dollars and since March 2021, the default currency for dividends is also U.S. dollars. Those shareholders who have not elected to receive the dividend in pounds sterling and who would like to make such an election may do so online by going to Computershare's Investor Center and returning the completed form to the address located in the upper‐right corner of the form. The deadline to elect to receive the quarterly dividend in pounds sterling, or to amend an existing election, is 5:00 p.m. ET on July 3, 2024 and any requests should be made in good time ahead of that date.

The form is available at www‐us.computershare.com/investor/#home and navigating to Company Info > FERG > GBP Dividend Election and Mandate Form.

The completion of cross-border movements of shares between the U.K. and the U.S. is contingent upon the receiving broker identifying and acknowledging any such movements. Where a cross-border movement of shares has been initiated but not completed by the relevant dividend record date (being June 14, 2024 for this quarterly dividend), there is a risk that the dividend in respect of such shares will not be received on the dividend payment date. Accordingly, shareholders are advised not to initiate any cross-border movements of shares during the period from June 13, 2024 through June 17, 2024 inclusive.
Cautionary note on forward-looking statements
Certain information included in this announcement is forward-looking, including within the meaning of the Private Securities Litigation Reform Act of 1995, and involves risks, assumptions and uncertainties that could cause actual results to differ materially from those expressed or implied by forward-looking statements. Forward-looking statements cover all matters which are not historical facts and include, without limitation, statements or guidance regarding or relating to our future financial position, results of operations and growth, projected interest in and ownership of our ordinary shares by investors including as a result of inclusion in North American market indices, plans and objectives for the future including our capabilities and priorities, domiciling our ultimate parent company in the United States, risks associated with changes in global and regional economic, market and political conditions, ability to manage supply chain challenges, ability to manage the impact of product price fluctuations, our financial condition and liquidity, legal or regulatory changes and other statements concerning the success of our business and strategies. Forward-looking statements can be identified by the use of forward-looking terminology, including terms such as “believes,” “estimates,” “anticipates,” “expects,” “forecasts,” “guidance,” “intends,” “continues,” “plans,” “projects,” “goal,” “target,” “aim,” “may,” “will,” “would,” “could” or “should” or, in each case, their negative or other variations or comparable terminology and other similar references to future periods. Forward-looking statements speak only as of the date on which they are made. They are not assurances of future performance and are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Therefore, you should not place undue reliance on any of these forward-looking statements. Although we believe that the forward-looking statements contained in this announcement are based on reasonable assumptions, you should be aware that many factors could cause actual results to differ materially from those in such forward-looking statements, including but not limited to: the transaction relating to domiciling our ultimate parent company in the United States may be delayed, cancelled, suspended or terminated; unexpected costs for us and any unanticipated or other adverse consequences to us or our shareholders relating to domiciling our ultimate parent company in the United States; weakness in the economy, market trends, uncertainty and other conditions in the markets in which we operate, and other factors beyond our control, including disruption in the financial markets and any macroeconomic or other consequences of political unrest, disputes or war; failure to rapidly identify or effectively respond to direct and/or end customers’ wants, expectations or trends, including costs and potential problems associated with new or upgraded information technology systems or our ability to timely deploy new omni-channel capabilities; decreased demand for our products as a result of operating in highly competitive industries and the impact of declines in the residential and non‐residential markets, as well as the RMI and new construction markets; changes in competition, including as a result of market consolidation or competitors responding more quickly to emerging technologies (such as generative artificial intelligence (“AI”)); failure of a key information technology system or process as well as exposure to fraud or theft resulting from payment‐related risks; privacy and protection of sensitive data failures, including failures due to data corruption, cybersecurity incidents or network security breaches; ineffectiveness of or disruption in our domestic or international supply chain or our fulfillment network, including delays in inventory availability at our distribution facilities and branches, increased delivery costs or lack of availability; failure to effectively manage and protect our facilities and inventory or to prevent personal injury to customers, suppliers or associates, including as a result of workplace violence; unsuccessful execution of our operational strategies; failure to attract, retain and motivate key associates; exposure of associates, contractors, customers, suppliers and other individuals to health and safety risks; inherent risks associated with acquisitions, partnerships, joint ventures and other business combinations, dispositions or strategic transactions; regulatory, product liability and reputational risks and the failure to achieve and maintain a high level of product and service quality; inability to renew leases on favorable terms or at all, as well as any remaining obligations under a lease when we close a facility; changes in, interpretations of, or compliance with tax laws in the United States, the United Kingdom, Switzerland or Canada; our indebtedness and changes in our credit ratings and outlook; fluctuations in product prices (e.g., commodity-priced materials, inflation/deflation) and foreign currency; funding risks related to our defined benefit pension plans; legal proceedings as well as failure to comply with domestic and foreign laws, regulations and standards, as those laws, regulations and standards or interpretations and enforcement thereof may change, or the occurrence of unforeseen developments such as litigation; our failure to comply with the obligations associated with being a U.S. domestic issuer and the costs associated therewith; the costs and risk exposure relating to environmental, social and governance (“ESG”) matters, including sustainability issues, regulatory or legal requirements, and disparate stakeholder expectations; adverse impacts caused by a public health crisis; and other risks and uncertainties set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended July 31, 2023 filed with the Securities and Exchange Commission (“SEC”) on September 26, 2023 and our definitive proxy statement filed with the SEC on April 18, 2024, and in other filings we make with the SEC in the future.
Additionally, forward-looking statements regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Other than in accordance with our legal or regulatory obligations, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Ferguson plc
Non-GAAP Reconciliations and Supplementary Information
(unaudited)
Non-GAAP items
This announcement contains certain financial information that is not presented in conformity with U.S. GAAP. These non-GAAP financial measures include adjusted operating profit, adjusted operating margin, adjusted net income, adjusted earnings per share - diluted, adjusted EBITDA, adjusted effective tax rate, net debt and net debt to adjusted EBITDA ratio. The Company believes that these non-GAAP financial measures provide users of the Company’s financial information with additional meaningful information to assist in understanding financial results and assessing the Company’s performance from period to period. Management believes these measures are important indicators of operations because they exclude items that may not be indicative of our core operating results and provide a better baseline for analyzing trends in our underlying businesses, and they are consistent with how business performance is planned, reported and assessed internally by management and the Board. Such non-GAAP adjustments include amortization of acquired intangible assets, discrete tax items, and any other items that are non-recurring. Non-recurring items may include various restructuring charges, gains or losses on the disposals of businesses which by their nature do not reflect primary operations, as well as certain other items deemed non-recurring in nature and/or that are not a result of the Company’s primary operations. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These non-GAAP financial measures should not be considered in isolation or as a substitute for results reported under U.S. GAAP. These non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with U.S. GAAP results, provide a more complete understanding of the business. The Company strongly encourages investors and shareholders to review the Company’s financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.
The Company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures on a forward-looking basis because it is unable to predict with reasonable certainty or without unreasonable effort non-recurring items, such as those described above, that may arise in the future. The variability of these items is unpredictable and may have a significant impact.

Summary of Organic Revenue
Management evaluates organic revenue as it provides a consistent measure of the change in revenue year-on-year. Organic revenue growth (or decline) is determined as the growth (or decline) in total reported revenue excluding the growth (or decline) attributable to currency exchange rate fluctuations, sales days, acquisitions and disposals, divided by the preceding financial year’s revenue at the current year’s exchange rates.
A summary of the Company’s historical revenue and organic revenue growth is below:

	Q3 2024		Q2 2024		Q1 2024		Q4 2023		Q3 2023
	Revenue	Organic Revenue	Revenue	Organic Revenue	Revenue	Organic Revenue	Revenue	Organic Revenue	Revenue	Organic Revenue
USA	2.2%	(0.9)%	(2.2)%	(3.7)%	(2.7)%	(5.0)%	(1.5)%	(5.5)%	(1.6)%	(2.5)%
Canada	6.7%	(0.6)%	(3.7)%	(3.3)%	(5.0)%	(3.3)%	(5.1)%	(2.7)%	(9.5)%	(1.5)%
Continuing operations	2.4%	(0.9)%	(2.2)%	(3.7)%	(2.8)%	(4.9)%	(1.7)%	(5.3)%	(2.0)%	(2.5)%
For further details regarding organic revenue growth, visit corporate.ferguson.com on the Investors menu under Analyst Consensus and Resources.
Reconciliation of Net Income to Adjusted Operating Profit and Adjusted EBITDA

	Three months ended		Nine months ended
	April 30,		April 30,
(In millions)	2024	2023	2024	2023
Net income	$443	$336	$1,284	$1,305
Provision for income taxes	138	111	421	429
Interest expense, net	43	48	132	136
Other expense, net	1	2	4	7
Operating profit	625	497	1,841	1,877
Corporate restructurings(1)	12	—	20	—
Impairments and other charges(2)	—	127	—	127
Amortization of acquired intangibles	37	33	106	99
Adjusted Operating Profit	674	657	1,967	2,103
Depreciation & impairment of PP&E	40	38	120	111
Amortization of non-acquired intangibles	8	10	22	33
Adjusted EBITDA	$722	$705	$2,109	$2,247
(1)For the three and nine months ended April 30, 2024, corporate restructuring costs related to incremental costs in connection with establishing a new corporate structure to domicile our ultimate parent company in the United States.
(2)For the three and nine months ended April 30, 2023, impairments and other charges related to the $107 million in software impairment charges in the United States, as well as charges associated with the closure of certain smaller, underperforming branches in the United States.

Net Debt : Adjusted EBITDA Reconciliation
To assess the appropriateness of its capital structure, the Company’s principal measure of financial leverage is net debt to adjusted EBITDA. The Company aims to operate with investment grade credit metrics and keep this ratio within one to two times.
Net debt
Net debt comprises bank overdrafts, bank and other loans and derivative financial instruments, excluding lease liabilities, less cash and cash equivalents. Long-term debt is presented net of debt issuance costs.

	As of April 30,
(In millions)	2024	2023
Long-term debt	$3,518	$3,839
Short-term debt	150	55
Bank overdrafts(1)	36	32
Derivative liabilities	13	12
Cash and cash equivalents	(691)	(625)
Net debt	$3,026	$3,313
(1)     Bank overdrafts are included in other current liabilities in the Company’s Consolidated Balance Sheet.
Adjusted EBITDA (Rolling 12-month)
Adjusted EBITDA is net income before charges/credits relating to depreciation, amortization, impairment and certain non-GAAP adjustments. A rolling 12-month adjusted EBITDA is used in the net debt to adjusted EBITDA ratio to assess the appropriateness of the Company’s financial leverage.

	Twelve months ended
(In millions, except ratios)	April 30,
	2024	2023
Net income	$1,868	$1,885
Loss from discontinued operations (net of tax)	—	2
Provision for income taxes	567	622
Interest expense, net	180	176
Other expense, net	8	6
Corporate restructurings(1)	20	5
Impairments and other charges(2)	(2)	127
Depreciation and amortization	326	320
Adjusted EBITDA	$2,967	$3,143
Net Debt: Adjusted EBITDA	1.0x	1.1x
(1)     For the rolling twelve months ended April 30, 2024, corporate restructuring costs related to incremental costs in connection with establishing a new corporate structure to domicile our ultimate parent company in the United States. For the rolling twelve months ended April 30, 2023, corporate restructuring costs primarily related to incremental costs in connection with the Company’s listing in the United States.
(2)     For the rolling twelve months ended April 30, 2024, the benefit recorded in impairments and other charges related to a change in estimate regarding the estimated impairment charges recorded in the third quarter of fiscal 2023. For the rolling twelve months ended April 30, 2023, impairments and other charges related to $107 million in software impairment charges in the United States, as well as charges associated with the closure of certain smaller, underperforming branches in the United States. Such amounts were mainly recorded in the third quarter of fiscal year 2023.

Reconciliation of Net Income to Adjusted Net Income and Adjusted EPS - Diluted

	Three months ended
	April 30,
(In millions, except per share amounts)	2024		2023
		per share(1)		per share(1)
Net income	$443	$2.18	$336	$1.63
Corporate restructurings(2)	12	0.06	—	—
Impairments and other charges(3)	—	—	127	0.62
Amortization of acquired intangibles	37	0.18	33	0.16
Discrete tax adjustments(4)	(11)	(0.06)	(1)	(0.01)
Tax impact-non-GAAP adjustments(5)	(9)	(0.04)	(41)	(0.20)
Adjusted net income	$472	$2.32	$454	$2.20

Diluted weighted-average shares outstanding	203.2		206.1

	Nine months ended
	April 30,
(In millions, except per share amounts)	2024		2023
		per share(1)		per share(1)
Net income	$1,284	$6.30	$1,305	$6.28
Corporate restructurings(2)	20	0.10	—	—
Impairments and other charges(3)	—	—	127	0.61
Amortization of acquired intangibles	106	0.52	99	0.48
Discrete tax adjustments(4)	(13)	(0.07)	(4)	(0.02)
Tax impact-non-GAAP adjustments(5)	(27)	(0.13)	(57)	(0.28)
Adjusted net income	$1,370	$6.72	$1,470	$7.07

Diluted weighted-average shares outstanding	203.9		207.9
(1)Per share on a dilutive basis.
(2)For the three and nine months ended April 30, 2024, corporate restructuring costs related to incremental costs in connection with establishing a new corporate structure to domicile our ultimate parent company in the United States.
(3)For the three and nine months ended April 30, 2023, impairments and other charges related to the $107 million in software impairment charges in the United States, as well as charges associated with the closure of certain smaller, underperforming branches in the United States.
(4)For the three and nine months ended April 30, 2024, discrete tax adjustments related to the release of uncertain tax positions due to the lapsing of statute of limitations, as well as the tax treatment of certain compensation items that were not individually significant. For the three and nine months ended April 30, 2023, discrete tax items primarily related to adjustments in connection with amended returns.
(5)For the three and nine months ended April 30, 2024, the tax impact on non-GAAP adjustments primarily related to the amortization of acquired intangibles. For the three and nine months ended April 30, 2023, the tax impact on non-GAAP adjustments primarily related to the tax impact on the impairments and other charges, along with the amortization of acquired intangibles.

Ferguson plc
Condensed Consolidated Statements of Earnings
(unaudited)

	Three months ended		Nine months ended
	April 30,		April 30,
(In millions, except per share amounts)	2024	2023	2024	2023
Net sales	$7,308	$7,140	$21,689	$21,896
Cost of sales	(5,076)	(5,000)	(15,097)	(15,273)
Gross profit	2,232	2,140	6,592	6,623
Selling, general and administrative expenses	(1,522)	(1,435)	(4,503)	(4,376)
Impairments and other charges	—	(127)	—	(127)
Depreciation and amortization	(85)	(81)	(248)	(243)
Operating profit	625	497	1,841	1,877
Interest expense, net	(43)	(48)	(132)	(136)
Other expense, net	(1)	(2)	(4)	(7)
Income before income taxes	581	447	1,705	1,734
Provision for income taxes	(138)	(111)	(421)	(429)
Net income	$443	$336	$1,284	$1,305

Earnings per share - Basic	$2.19	$1.64	$6.32	$6.30

Earnings per share - Diluted	$2.18	$1.63	$6.30	$6.28

Weighted average number of shares outstanding:
Basic	202.6	205.4	203.3	207.1
Diluted	203.2	206.1	203.9	207.9

Ferguson plc
Condensed Consolidated Balance Sheets
(unaudited)

	As of
(In millions)	April 30, 2024	July 31, 2023
Assets
Cash and cash equivalents	$691	$601
Accounts receivable, net	3,532	3,597
Inventories	4,115	3,898
Prepaid and other current assets	946	953
Assets held for sale	30	28
Total current assets	9,314	9,077
Property, plant and equipment, net	1,692	1,595
Operating lease right-of-use assets	1,511	1,474
Deferred income taxes, net	306	300
Goodwill	2,325	2,241
Other non-current assets	1,310	1,307
Total assets	$16,458	$15,994

Liabilities and shareholders’ equity
Accounts payable	$3,638	$3,408
Other current liabilities	1,891	2,021
Total current liabilities	5,529	5,429
Long-term debt	3,518	3,711
Long-term portion of operating lease liabilities	1,155	1,126
Other long-term liabilities	734	691
Total liabilities	10,936	10,957
Total shareholders' equity	5,522	5,037
Total liabilities and shareholders' equity	$16,458	$15,994

Ferguson plc
Condensed Consolidated Statements of Cash Flows
(unaudited)

(In millions)	Nine months ended
	April 30,
	2024	2023
Cash flows from operating activities:
Net income	$1,284	$1,305
Depreciation and amortization	248	243
Share-based compensation	39	38
Non-cash impact of impairments and net loss on disposal of assets	—	127
(Increase) decrease in inventories	(194)	315
Decrease in receivables and other assets	107	313
Increase (decrease) in accounts payable and other liabilities	107	(441)
Other operating activities	(84)	(94)
Net cash provided by operating activities of continuing operations	1,507	1,806
Net cash used in operating activities of discontinued operations	—	(4)
Net cash provided by operating activities	1,507	1,802
Cash flows from investing activities:
Purchase of businesses acquired, net of cash acquired	(185)	(179)
Capital expenditures	(263)	(361)
Other investing activities	30	(3)
Net cash used in investing activities	(418)	(543)
Cash flows from financing activities:
Purchase of treasury shares	(421)	(784)
Net change in debt and bank overdrafts	(86)	(29)
Cash dividends	(465)	(557)
Other financing activities	(23)	(19)
Net cash used in financing activities	(995)	(1,389)
Change in cash, cash equivalents and restricted cash	94	(130)
Effects of exchange rate changes	(8)	20
Cash, cash equivalents and restricted cash, beginning of period	669	785
Cash, cash equivalents and restricted cash, end of period	$755	$675